EXHIBIT 99.1

                        PRESS RELEASE DATED JUNE 4, 2003



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GALAXY ENERGY COMPLETES ACQUISITION OF PANNONIAN INTERNATIONAL

DENVER, COLO. - JUNE 4, 2003 - GALAXY ENERGY CORPORATION (OTC BB: GAXI) announced today that it has completed its acquisition of Pannonian International, Ltd., a private Colorado corporation with significant international natural gas and coalbed methane (CBM) interests in Europe. The transaction was completed on May 27, 2003, after approval by Galaxy's board of directors and Pannonian International's shareholders and board of directors. According to the terms of the agreement, Galaxy issued two million of its shares to the shareholders of Pannonian International in exchange for all of the outstanding shares of Pannonian. Pannonian will remain an operating subsidiary of Galaxy Energy.
At the annual meeting of shareholders on May 15, 2003, Galaxy's shareholders approved the company's proposed name change from Galaxy Investments to Galaxy Energy Corporation. Galaxy Energy shares will continue to trade under the symbol GAXI on the OTC Bulletin Board. Galaxy Energy Corporation is in the business of oil and gas exploration and production and is currently acquiring and developing coalbed methane (CBM) and other unconventional and conventional natural gas properties in Wyoming, Texas, Europe and other areas that offer attractive exploitation opportunities for natural gas.

This press release consists of forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission.

Additional information may be found at the Galaxy Energy website, WWW.GALAXYENERGY.COM, or by calling Marc E. Bruner, Chairman and CEO, Galaxy Energy Corporation, (305) 373-5725, or Bevo Beaven, Vice President, CTA Public Relations, (303) 665-4200.